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                                                                Exhibit 10.1(l)

SAUER-DANFOSS INC.
EXECUTIVE EMPLOYMENT AGREEMENT

Niels Erik Hansen

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CONTENTS

Section 1.  Employment                                                      1

Section 2.  Employment Period                                               1

Section 3.  Compensation                                                    2

Section 4.  Expenses                                                        3

Section 5.  Employment Terminations                                         3

Section 6.  Change in Control                                               6

Section 7.  Covenant Not to Compete                                         9

Section 8.  Disclosure of Confidential Information                          10

Section 9.  Nonsolicitation                                                 11

Section 10. Injunctive Relief and Additional Remedy; Essential and
            Independent Covenants                                           11

Section 11. Arbitration                                                     12

Section 12. Notices                                                         12

Section 13. Successors                                                      12

Section 14. Entire Agreement; Modification, Waiver, and Interpretation      12

Section 15. Severability                                                    13

Section 16. Counterparts                                                    13

Section 17. Headings                                                        13

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EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT has been entered into this _______ day of _____________, 2000, between Sauer-Danfoss Inc., a Delaware corporation (the "Company"), and Niels Erik Hansen (the "Executive"). The Executive is employed as Executive Vice President and Chief Operating Officer, the Company desires to assure the benefit of the Executive's future services, and the Executive is willing to commit to render such services, upon the terms and conditions set forth below.

         It is therefore mutually agreed as follows:

         1. EMPLOYMENT. The Company agrees to employ the Executive in an executive capacity, and the Executive agrees to serve the Company, upon the terms and conditions and for the period of employment hereinafter set forth. Throughout the Employment Period (as hereinafter defined), unless otherwise agreed in writing by the Executive and the Company, the Company shall neither demote the Executive nor assign to the Executive any duties or responsibilities that are inconsistent with his present position, duties, responsibilities, and status. Executive may serve from time to time as a director of the Company and/or as a director and/or officer of one or more subsidiaries of the Company. Executive agrees to fulfill his duties as such director or officer without additional compensation other than the compensation provided for in this Agreement.

         The Executive agrees, that during the Employment Period (as hereinafter defined) he will devote substantially all of his business time, attention, skill, and energy to the business of the Company, will use his best efforts to promote the success of the Company's business and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company.

         2. EMPLOYMENT PERIOD. The Initial Term of the Executive's employment under this Agreement shall commence as of the effective date of the combination of Sauer Inc. and the Fluid Power Business of Danfoss A/S (the "Effective Date"), and shall expire, subject to the earlier termination of the Executive's employment as hereinafter provided, on April 30, 2002 (the "Initial Term"). The Initial Term of employment automatically shall be extended for one (1) additional year at the end of the Initial Term, and then again after each successive year thereafter (a "Successive Term"). The Initial Term and any Successive Term are sometimes referred to in this Agreement as the "Employment Period." However, either party may terminate this Agreement at the end of the Initial Term or at the end of any Successive Term thereafter, by giving the other party written notice of intent not to renew, delivered at least ninety (90) calendar days prior to the end of such Initial Term or Successive Term.

         In the event such notice of intent not to renew is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Term then in progress, with the exception of the covenants provided in Sections 7, 8, and 9 herein (which shall survive such expiration).

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         However, regardless of the above, if at any time during the term of this Agreement, a Change in Control of the Company occurs, then this Agreement shall become immediately irrevocable for the greater of two (2) years from the date of the Change in Control or for the amount of time remaining in the term of this Agreement.

         3. COMPENSATION. Throughout the Employment Period, the Company shall pay or provide the Executive with the following, and the Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him under this Agreement:

                  (a) A base salary at a rate of not less than US-Dollar $300,000 per year payable not less often than in monthly installments. The annual rate of base salary shall be reviewed at least annually while this Agreement is in force, to ascertain whether, in the judgment of the Board of Directors of the Company (the "Board") or the Board's designee (currently the Compensation Committee), such base salary should be increased. Such judgment shall be based on such criteria as the Board may determine in its sole discretion, which criteria may include, without limitation, the performance of the Executive during the year, survey data representing average base pay for executives employed in similar positions in comparable industries, and the then current rate of inflation. If so increased, the annual base salary as stated above shall, likewise, be increased for all purposes of this Agreement.

                  (b) Participation in the Company's Bonus Plan as long as such plan remains in effect, and participation in any future incentive compensation or other bonus plan (including annual and long-term incentive plans) covering the Company's executive officers.

                  (c) Participation in the Company's employee benefit plans, policies, practices, and arrangements in which the Executive is eligible to participate as of the Effective Date or plans and arrangements substituted therefore or in addition thereto, including the savings plan, retirement plan, supplemental retirement plans, health and dental plan, disability plan, survivor income and life insurance plan or other arrangement (collectively, the "Benefit Plans").

                  (d) Paid vacations in accordance with the Company's vacation policy as in effect from time to time, and all paid holidays given by the Company to its executive officers.

                  (e) All fringe benefits and perquisites including without limitation the use of an automobile and the payment by the Company of initiation fees and dues for country clubs, luncheon clubs, or similar facilities in accordance with the Company's policy in effect as of the Effective Date.

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         4.       EXPENSES. During the Employment Period, the Company shall
promptly pay or reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of duties hereunder.

         5.       EMPLOYMENT TERMINATIONS.

                  (a) TERMINATION DUE TO RETIREMENT. In the event the Executive's employment is terminated during the Employment Period by reason of Retirement (as defined in the retirement benefit plan provided for in Section 3(c)), the Executive's benefits shall be determined in accordance with the Company's Benefit Plans then in effect as of the date of Retirement.

                  Upon the effective date of such termination, the Company's obligation to pay and provide to the Executive annual base salary, bonuses, and benefits (as provided in Section 3 herein, respectively), shall immediately expire, except to the extent such rights and benefits are vested pursuant to, and in accordance with, the Benefit Plans.

                  In the event of termination of employment as provided for in this Section 5(a), the provisions of Sections 7, 8, 9, 10, and 11 herein shall survive such termination.

                  (b) TERMINATION DUE TO DEATH. In the event of the death of the Executive during the Employment Period, or during any period of Disability during which he is receiving compensation pursuant to Section 5(c) herein, the Executive's estate, heirs, and beneficiaries shall be entitled to receive the full amount of his base salary for the month in which death occurs, and all other benefits available to them under the Company's Benefit Plans (including, but not limited to, the Executive Life Insurance Program covering the Executive) then in effect as of the date of death of the Executive.

                  (c) TERMINATION DUE TO DISABILITY. In the event that during the Employment Period the Executive becomes Disabled (as defined in the Company's governing long-term disability plan then in effect) and is, therefore, unable to perform his duties herein, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement by delivering written notice to the Executive at least thirty (30) calendar days prior to the effective date of such termination.

                  A termination for Disability shall become effective upon the end of the thirty (30) calendar day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive annual base salary, bonuses, and benefits (as provided in Section 3 herein), shall immediately expire except to the extent such rights and benefits are vested pursuant to, and in accordance with, the Benefit Plans. Further, the Executive shall receive all rights and benefits that he is vested in, pursuant to other plans and programs of the Company, including, but not limited to, short- and long-term disability benefits and retirement benefits as described in Section 3(c).

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                  (d) VOLUNTARY TERMINATION BY THE EXECUTIVE WITHOUT GOOD
REASON. The Executive may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination (such period not to include vacation). The termination automatically shall become effective upon the expiration of the ninety (90) calendar days notice period.

                  Upon the effective date of such termination, the Company shall pay to the Executive his base salary through the effective date of termination, plus all other rights and benefits to which the Executive has a vested right to at that time including, but not limited to, accrued vacation pay. The Company also shall provide to the Executive the retirement benefits, if any, set forth in the Benefit Plans described in Section 3(c) herein. Further, in the event of termination of employment as provided for in this Section 5(d), the provisions of Sections 7, 8, 9, 10, and 11 herein shall survive such termination.

                  (e) TERMINATION FOR GOOD REASON. The Executive may terminate this Agreement for Good Reason by giving the Board thirty (30) calendar days' written notice of such intent to terminate which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Good Reason shall mean, without the Executive's prior written consent, the occurrence of any one or more of the following:

                           (i) The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as contemplated by Section 1 of this Agreement, or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than (A) an insubstantial and inadvertent action which is remedied by the Company within 30 days after receipt of notice thereof given by the Executive, or (B) Executive being removed as a director of the Company and/or as a director or officer of any subsidiary of the Company;

                           (ii) The Company's requiring the Executive, without the Executive's consent, to be based more than fifty (50) miles from the location of his principal office at that time;

                           (iii) A material reduction or elimination of any component of the Executive's compensation as provided for in Section 3 herein; or

                           (iv) A breach by the Company of any provision of this Agreement which is not remedied by the Company within 30 days after receipt of notice thereof given by the Executive.

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                  Upon the lapse of the thirty (30) calendar days' notice
period, the Good Reason termination shall take effect and the Executive's obligation to serve the Company, and the Company's obligation to employ the Executive, under the terms of this Agreement, shall terminate simultaneously, and, (a) if such termination is prior to a Change in Control (as such term is defined in Section 6(b) herein), then the Executive shall receive those benefits similar to those had the Executive been terminated involuntarily by the Company Without Cause, as provided in Section 5(f) herein, and (b) if such termination is after a Change in Control, then the Executive shall receive those benefits as provided in Section 6(a) herein.

                  The parties agree that, in such event, such payments and benefits shall be deemed to constitute liquidated damages for the Company's breach of this Agreement, and the Company agrees that the Executive shall not be required to mitigate his damages (with the exception for participation in Benefit Plans) by seeking other employment or otherwise.

                  In the event of termination of employment as provided for in this Section 5(e), the provisions of Sections 7, 8, 9, 10, and 11 herein shall survive such termination.

                  (f) INVOLUNTARY TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment, as provided under this Agreement, at any time, for any reason other than Death, Disability, Retirement, or for Cause, by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior to the effective date of such termination. The termination automatically shall become effective upon the expiration of the thirty (30) calendar day notice period; provided, however, that the provisions of Sections 7, 8, 9, 10, and 11 herein shall survive such termination.

                  For the greater of two (2) years or the remainder of the Employment Period, the Company shall continue to make monthly payments to the Executive equal to the Executive's then current annual base salary plus target annual bonus divided by twelve (12). Further, during such period the Executive shall continue to participate in all Benefit Plans (except retirement plans) of the Company; provided, however, that such continued participation shall cease upon the Executive becoming eligible for similar benefits from a subsequent employer. Further, in the event the Executive violates any of the provisions of Sections 7, 8, or 9, any such payments and benefits shall immediately cease.

                  The parties agree that, in such event, such payments and benefits shall be deemed to constitute liquidated damages for the Company's breach of this Agreement, and the Company agrees that Executive shall not be required to mitigate his damages (with the exception for participation in Benefit Plans) by seeking other employment or otherwise.

                  (g) TERMINATION FOR CAUSE. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause". In the event the Board determines that Cause exists, the Board shall deliver written notice to the Executive of the facts and circumstances leading to the Board's determination. Upon receipt of this written notification, all provisions of this Agreement shall terminate, except for the provisions of Sections 7, 8, 9, 10, and 11 herein (which shall survive such termination).

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The Company shall pay the Executive his base salary and accrued vacation time through the date notice of a for Cause termination is delivered to the Executive, plus all other benefits to which the Executive has a vested right to at that time. The Company and the Executive thereafter shall have no further obligations under this Agreement.

                  "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall mean (i) willful misconduct or fraud; (ii) conviction of a felony; (iii) consistent gross neglect of duties or wanton negligence by the Executive in the performance of his duties hereunder;
(iv) the material breach by the Executive of the terms of this Agreement; or (v) other misconduct of such magnitude that the continued employment of the Executive may reasonably be expected to adversely affect the business or properties of the Company.

         6.       CHANGE IN CONTROL.

                  (a) EMPLOYMENT TERMINATIONS AFTER A CHANGE IN CONTROL. During the term of this Agreement, in the event the Executive's employment with the Company is terminated within two years following a Change in Control (as such term is defined in Section 6(b) herein), unless such termination is (i) by the Company for Cause (as provided in Section 5(g) herein), (ii) by reason of Death, Disability, or Retirement, or (iii) by the Executive without Good Reason (as such term is defined in Section 5(e) herein), then in lieu of all other benefits provided to the Executive under the provisions of this Agreement, the Company shall pay to the Executive and provide him with the following:

                           (i)      A lump-sum cash amount equal to the
                                    Executive's unpaid base salary, accrued
                                    vacation pay, unreimbursed business
                                    expenses, and all other items earned by and owed to the Executive through and including the date of termination (in full satisfaction for these amounts owed to the Executive).

                           (ii)     A lump-sum cash amount equal to the
                                    Executive's then current annual target bonus opportunity, established under the annual incentive plan for the bonus plan year in which the Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of full completed days in the bonus plan year through the effective date of termination, and the denominator of which is 365 or, if greater, the full bonus earned at that time based on the level of goal achievement. This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan for the respective plan year.

                           (iii)    A lump-sum cash amount equal to the
                                    Executive's then current annual base salary and target annual bonus opportunity multiplied by three (3).

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                           (iv)     A lump-sum cash amount equal to fifteen (15)
                                    percent of the Executive's then current
                                    annual base salary in lieu of health,
                                    dental, long-term disability, and life
                                    insurance continuation. The Executive's
                                    participation in these and all other such benefits including bonus, savings and retirement plans shall cease upon the termination of Executive's employment with the Company.

                  The parties agree that, in the event of such termination, such payment and benefits (including an Excise Tax Payment provided in Section 6(c) herein) shall be deemed to constitute liquidated damages for the Company's breach of this Agreement, and the Company agrees that the Executive shall not be required to mitigate his damages by seeking other employment or otherwise.

                  Notwithstanding the foregoing, the payments provided for in this Section 6(a) shall be reduced by the amount of any payments or benefits to which the Executive is otherwise entitled to receive upon termination of employment with the Company pursuant to any laws or rules or regulations of any governmental agency.

                  The parties also agree that, in the event of a termination of employment that obligates the Company to make the payments set forth in this
Section 6(a), the provisions of Sections 7, 8, 9, 10, and 11 herein shall survive such termination.

                  (b) DEFINITION OF "CHANGE IN CONTROL." "Change in Control" of the Company means, and shall be deemed to have occurred upon any of the following events taking place after the Effective Date:

                           (i) Any person (other than those persons in control of the Company as of the date immediately following the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that a change in control shall not result from (a) Danfoss A/S, or
                                    (b) Klaus Murmann, any member or members of his immediate family or any entity or trust a majority of which is owned by Klaus Murmann or a member or members of his immediate family, acquiring securities of Sauer from the other, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

                           (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date, individuals who at the beginning

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                                    of such period constitute the Board
                                    (and any new Director, whose election
                                    by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

                           (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

                  However, in no event shall a "Change in Control" be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

                  (c) EXCISE TAX PAYMENT. In the event that any portion of the severance benefits or any other payment under this Agreement or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "Excess Parachute Payment," such that an "Excise Tax" is due, the Company shall provide to the Employee, in cash, an additional payment in an amount equal to the excise tax divided by 0.329 to offset the excise tax and the Employee's state and federal income and employment taxes on this excise tax payment. This payment shall be made as soon as possible following the date of the Employee's qualifying termination, but in no event later than thirty (30) calendar days of such date.

                  For purposes of this Agreement, the terms "Excise Tax" and "Excess Parachute Payment" shall have the meanings assigned to such terms in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

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                  (d) SUBSEQUENT RECALCULATION. In the event the Internal
Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

         7. COVENANT NOT TO COMPETE. Without the consent of the Company, the Executive shall not, directly or indirectly, anywhere in the world, at any time during the Employment Period and for a period of two (2) years following the termination of Executive's employment with the Company for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company or any of its subsidiaries; provided, however, that the Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest, and the class of equity in which the Executive holds an interest is listed and traded on a broadly recognized national or regional securities exchange. For purposes hereof, the term "material product or product line of the Company" shall mean any product or product line of the Company or any of its subsidiaries, the gross sales of which during any calendar year during the five (5) year period preceding the Executive's undertaking such employment were at least $10 million.

         The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company and its subsidiaries is worldwide in scope and its products are marketed throughout the world; (c) the Company and its subsidiaries compete with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 7 are reasonable and necessary to protect the Company's business.

         If any covenant in this Section 7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

         The period of time applicable to any covenant in this Section 7 will be extended by the duration of any violation by the Executive of such covenant.

         The Executive will, while the covenants under this Section 7 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Executive's employer. The Company may notify such employer that the Executive is bound by this Agreement and, at the Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

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         8.       DISCLOSURE OF CONFIDENTIAL INFORMATION. Without the consent of the Company, the Executive shall not disclose to any other person Confidential Information (as defined below) concerning the Company or any of its subsidiaries or the Company's or any of its subsidiaries' trade secrets of which the Executive has gained knowledge during his employment with the Company. Any trade secrets of the Company or any of its subsidiaries will be entitled to all of the protections and benefits under the Iowa Code Annotated
Section 550.1 through 550.8 and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security. None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

         The Executive will not remove from the premises of the Company or any of its subsidiaries (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company or its subsidiaries, as the case may be. Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Executive will return to the Company all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

         For purposes of this Agreement, Confidential Information shall include any and all information concerning the business and affairs of the employer, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or any of its subsidiaries containing or based, in whole or in part,

                                     10
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on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated Section 550.1 through 550.8.

         9. NONSOLICITATION. Without the written consent of the Company, the Executive shall not at any time during the Employment Period and for a period of two (2) years following the termination of Executive's employment with the Company for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or its subsidiaries; or (b) solicit orders as a customer or arrange to have any other person, firm, or other entity (where such entity is directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company or any of its subsidiaries) solicit orders as a customer or otherwise participate in such solicitation of any entity that was a customer of the Company or any of its subsidiaries during the time of the Executive's employment, whether or not the Executive had personal contact with such person.

         10. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY; ESSENTIAL AND INDEPENDENT COVENANTS.

                  (a) The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 7, 8, and 9) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this
         Section 10 or any other remedies of the Company, if the Executive breaches any of the provisions of Sections 7, 8, or 9, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

                  (b) The covenants by the Executive in Sections 7, 8, and 9 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement with the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 7), with specific regard to the nature of the business conducted by the Company and its subsidiaries. The Executive's covenants in Sections 7, 8, and 9 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise, will not excuse the Executive's breach of any covenant in Sections 7, 8, or 9.

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


         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7, 8, 9, 10, and 11.

         11. ARBITRATION. All disputes, including, without limitation, discrimination claims of all types and claims of sexual harassment, arising under this Agreement between the Company and Executive, other than those disputes relating to Executive's alleged violations of Sections 7, 8, and 9 herein, which cannot otherwise be resolved amicably, shall be submitted to binding arbitration by the American Arbitration Association ("AAA") in Des Moines, Iowa, pursuant to the rules and procedures of the AAA. The fee and expense of the arbitrators shall be split equally between the Company and Executive. The decision of the arbitrator shall be final and binding and there shall be no appeal from any award rendered. In any judicial enforcement proceeding, the losing party shall reimburse the prevailing party for its reasonable costs and attorney's fees for enforcing its rights under this Agreement, in addition to any damages or other relief granted. This Section 11 does not apply to any action by the Company to enforce Section 7, 8, or 9 of this Agreement and does not in any way restrict the Company's rights under
Section 10(a) of this Agreement.

         12. NOTICES. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid if to the Company, to the Board of Directors of Sauer-Danfoss Inc., Attention Chairman, 2800 East 13th Street, Ames, Iowa 50010, U.S.A., or if to the Executive, at _________________________ or to such other address as either party may have previously designated by notice to the other party given in the foregoing manner.

         13. SUCCESSORS. This Agreement may not be assigned by the Company, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees, and the legal representatives of his estate.

         14. ENTIRE AGREEMENT; MODIFICATION, WAIVER, AND INTERPRETATION. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and an appropriate officer of the Company empowered to sign same by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Agreement shall be deemed to have been executed in Ames, Iowa and the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Iowa without regard to conflicts of law principles.

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



         15. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         17. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                 SAUER-DANFOSS INC.

                                 By:
                                    ----------------------------------

                                 -------------------------------------
                                 Executive


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